SIDLEY AUSTIN llp ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Reena Jashnani 312-853-9987	FOUNDED 1866

Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Material U.S. Federal Income Tax Considerations” and “Experts” in this Post-Effective Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 333-148049), as filed with the United States Securities and Exchange Commission on or about April 14, 2010,  and the related Prospectus of Aspect Global Diversified Fund LP.

/s/ Sidley Austin LLP

April 14, 2010

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships